UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2009

Barzel Industries Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33342 (Commission File Number)	20-4790836 (I.R.S. Employee Identification Number)

320 Norwood Park South – 2nd Floor
Norwood, Massachusetts 02062
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code:  (781) 762-0123

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On June 1, 2009, Barzel Industries Inc. (the “Company”), Barzel Finco Inc. (the “US Borrower”) and Barzel Industries Canada Inc. (the “Canadian Borrower” and, together with the Company and US Borrower, “Barzel”) entered into Amendment No. 2 (the “Amendment”) to the Credit Agreement dated as of November 15, 2007 among the Company, the US Borrower, the Canadian Borrower, the lenders party thereto (each, a “Lender”), JPMorgan Chase Bank, N.A., as Administrative Agent,  JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, and CIT Business Credit Canada Inc. and The CIT Group/Business Credit, Inc., as Syndication Agents (as amended, the “Credit Agreement”).

The Amendment changes a number of provisions in the Credit Agreement to increase the liquidity currently available to Barzel based on its current business plan.  The changes include, among others, a reduction in the availability block, a reduction in the maximum borrowings to $20 million, an increase in the interest rates and fees on borrowings and letters of credit outstanding under the Credit Agreement, an increase in the commitment fees, a change in the maturity date of the Credit Agreement to September 30, 2010 and additional operating covenants, including restrictions on dividends and other distributions and debt and equity repurchases.  Barzel intends to utilize the availability under the Credit Facility to meet current obligations and support growth in working capital.  After the Amendment, the lenders under the Credit Agreement will be the holders of Barzel’s 11.5% Senior Secured Notes due 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Barzel Industries Inc.
Date:	June 5, 2009	By:	/s/ Karen G. Narwold
Name: Karen G. Narwold
Title: Vice President, Strategic Counsel